EXHIBIT 99.1

FORM OF
INSTRUCTIONS
AS TO USE OF
ICAHN ENTERPRISES L.P.
RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR
BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Icahn Enterprises L.P., a Delaware limited partnership (the “Partnership”), to the holders of record (the “Record Holders”) of its depositary units representing limited partner interests (the “depositary units”), as described in the Partnership’s prospectus (the “Prospectus”) dated [             ]. Record Holders of depositary units as of 5:00 p.m., New York City time, on [             ] (the “Record Date”) are receiving transferable subscription rights (the “Rights”) to subscribe for and purchase depositary units representing limited partner interests (“depositary units”). An aggregate of [             ] underlying depositary units are being offered pursuant to the Prospectus. Each Record Holder will receive [        ] Rights for each depositary unit owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [             ] (as it may be extended, the “Expiration Date”), unless extended by the Partnership as described in the Prospectus. After the Expiration Date, unexercised Rights will be null and void.

The Partnership will not be obligated to honor any purported exercise of Rights received by Registrar and Transfer Company (the “Subscription Agent”) after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Partnership may extend the Expiration Date in certain circumstances by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The depositary units are traded on The NASDAQ Global Select Market ("NASDAQ") under the symbol “IEP” and we expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol. The Rights are transferable and have been approved for listing on NASDAQ under the symbol “[    ].” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value.

No fractional depositary units will be issued. If your Rights would allow you to purchase a fractional depositary unit, you may exercise your Rights only by rounding down to the nearest whole depositary unit or by paying for any lesser number of whole underlying depositary units.

Each whole Right entitles the holder thereof to purchase one depositary unit (the “Basic Subscription”) at the cash price of $[       ] (the “Subscription Price”). In addition, you are entitled to subscribe for additional depositary units at the same Subscription Price (the “Over-Subscription Right”). Over-Subscription Rights will be fulfilled with any excess depositary units (the “Excess Depositary Units”) for which Basic Subscription Rights are not exercised. If all Basic Subscription Rights are exercised, then no Over-Subscription Rights will be fulfilled. If the number of depositary units for which Over-Subscription Rights are exercised exceeds the number of Excess Depositary Units, then exercised Over-Subscription Rights will be fulfilled pro rata based on the number of Basic Subscription Rights each such holder exercised.

The number of Basic Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Basic Subscription Rights and Over-Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided, in accordance with these instructions and the terms set forth in the Prospectus.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED ITS SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT ANY VALUE.

(i)	Method of Subscription- Exercise of Rights

Rights may be exercised by completing and signing the Form of Election to Purchase on the Rights Certificate and mailing it in the envelope provided, or otherwise delivering the completed and duly executed Rights Certificate to the Subscription Agent, together with payment in full for the depositary units at the subscription price by the Expiration Date, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures. Completed Rights Certificates and related payments must be received by the Subscription Agent prior to 5:00 p.m., New York City time, on or before the Expiration Date, at the offices of the Subscription Agent at the address set forth above, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures described below.

Rights holders may exercise their Over-Subscription Rights by indicating on their Rights Certificate the number of additional depositary units they are willing to acquire. If sufficient Excess Depositary Units are available after the exercise of the Basic Subscription Right, all Over-Subscription Rights will be honored in full; otherwise, remaining Excess Depositary Units will be allocated on a pro rata basis. All proration calculations related to Over-Subscription Rights will be made based on each individual exercise of Rights and will not be aggregated by holder.

Record Date unitholders whose depositary units are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their Rights. In that case, the nominee will exercise the Rights on behalf of the Record Date unitholder and arrange for proper payment.

You should complete and send to that record holder the applicable subscription documents from your record holder with the other Rights Offering materials. While we will not charge any fee or sales commission to Rights holders for exercising their Rights (other than the Subscription Price), if you exercise your Rights and/or sell any underlying depositary units through a broker, dealer, custodian bank, trustee or other nominee, you are responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

All exercises of Rights are irrevocable. Once you send in your Rights Certificate or Notice of Guaranteed Delivery and payment, you cannot revoke the exercise of either your Basic Subscription Rights or Over-Subscription Rights, even if the market price of our depositary units is below the Subscription Price. You should not exercise your Rights unless you are certain that you wish to purchase additional depositary units at the Subscription Price.

The Partnership will accept only properly completed and duly executed Rights Certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the Expiration Date, unless delivery of the Rights Certificate is effected pursuant to the guaranteed delivery procedures.

Rights Certificate Delivery Method	Address/Number
By Hand Delivery, Mail or Overnight Courier	Registrar and Transfer Company Attn. Reorg/Exchange Department 10 Commerce Drive Cranford, NJ 07016

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by the Partnership.

(ii)	Issuance of Depositary Units

Unitholders whose depositary units are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any depositary units that they acquire credited to the account of Cede & Co. or the other depository or nominee. With respect to all other unitholders, certificates for all depositary units acquired will be mailed. Any such mailing or crediting will occur promptly after this rights offering has expired, payment for the depositary units subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of this rights offering have been effected.

(iii)	Sale or Transfer of Rights

(a)           Sale of Rights Through a Commercial Bank or Broker. To sell Rights evidenced by a Rights Certificate through your commercial bank or broker, complete and execute the Assignment Form on the Rights Certificate. You must have your signature on the Assignment Form guaranteed by an Eligible Institution and deliver your Rights Certificate and the accompanying envelope to your commercial bank or broker. Your Rights Certificate should be delivered to your commercial bank or broker in ample time for it to be exercised. If the Assignment Form is completed without designating a transferee, the Subscription Agent may thereafter treat the bearer of the Rights Certificate as the absolute owner of all of the Rights evidenced by such Rights Certificate for all purposes, and the Subscription Agent shall not be affected by any notice to the contrary. Because your commercial bank or broker cannot issue Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Rights Certificate, either you or your commercial bank or broker must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold, or you or your commercial bank or broker must first have your Rights Certificate divided into Rights Certificates of appropriate denominations by following the instructions in Section 4 of these instructions. The Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your commercial bank or broker in accordance with the instructions in this Section 3(a).

(b)           Transfer of Rights to a Designated Transferee. To transfer your Rights to a transferee other than a commercial bank or broker, you must complete the Assignment Form in its entirety, execute the Rights Certificate and have your signature guaranteed in by an Eligible Institution. A Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Rights Certificate, the new holder should deliver the Rights Certificate, together with payment of the applicable Subscription Price and complete separate instructions signed by the new holder, to the Subscription Agent in ample time to permit the Subscription Agent to take the desired action. Because only the Subscription Agent can issue Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Rights Certificate to a designated transferee, you must instruct the Subscription Agent as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Rights Certificate into Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this Section 3(b).

(c)           Rights holders wishing to transfer a portion of their Rights (or all of their Rights in separate portions) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Rights Certificates to be exercised or sold by the recipients thereof. The Subscription Agent will facilitate transfers of Rights Certificates only until 5:00 p.m., New York City time, on [                 ], the third business day before the Expiration Date.

(d)           Neither the Partnership nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Rights Certificates or any other required documents are not received in time for exercise or sale prior to the Expiration Date.

(e)           Commissions, Fees and Expenses. The Partnership will pay all fees charged by the Subscription Agent, other than fees associated with the sale or transfer of Rights, and the fees charged by the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights. Neither the Partnership nor the Subscription Agent nor the Information Agent will pay such expenses. The Partnership has agreed to indemnify the Subscription Agent from certain liabilities that they may incur in connection with the issuance of the Rights and the depositary units if you exercise your Rights.

(iv)	Division of Rights Certificate into Smaller Denominations

To have a Rights Certificate divided into smaller denominations, send your Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a commercial bank or broker to effect such actions on your behalf. The Subscription Agent will facilitate subdivisions of Rights Certificates only until 5:00 p.m., New York City time, on [                 ], three business days prior to the Expiration Date. Your signature must be guaranteed in Form 5 by an Eligible Institution if any of the new Rights Certificates are to be issued in a name other than that in which the old Rights Certificate was issued. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. Neither the Partnership nor the Subscription Agent nor the Information Agent will be liable to either a transferor or transferee for any such delays.

(v)	Execution

(A)           Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(B)           Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(C)           Signature Guarantees. Your signature must be guaranteed in Form 5 by an Eligible Institution, unless you are an Eligible Institution or your Rights Certificate provides that units are to be delivered to you as record holder of those Rights.

(vi)	Method of Delivery

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. If sent by mail, it is recommended that such certificates and payments be sent by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date.

(vii)	Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Rights may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of depositary units thereby subscribed for pursuant to the Basic Subscription Right and Over-Subscription Right by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of your Subscription Price for each depositary unit subscribed for pursuant to the Basic Subscription Right and Over-Subscription Right.

If your Rights are held of record by a broker, custodian bank or other nominee on your behalf, you may sell your Rights by contacting your broker, custodian bank or other nominee through which you hold your Rights.